News Release                                                Exhibit 99.1

Contacts:
First Solar, Inc.
Jens Meyerhoff	Larry Polizzotto
Chief Financial Officer	Vice President, Investor Relations
(602) 414 - 9315	(602) 414 - 9315
investor@firstsolar.com	lpolizzotto@firstsolar.com

First Solar, Inc. Announces 2009 Second Quarter Financial Results

Tempe, Ariz. —  July 30, 2009 — First Solar, Inc. (Nasdaq: FSLR) today announced its financial results for the second quarter ended June 27, 2009. Quarterly revenues were $525.9 million, up from $418.2 million in the first quarter of fiscal 2009 and up from $267.0 million in the second quarter of fiscal 2008. Revenues for the first six months of fiscal 2009 were $944.1 million compared to $464.0 million for the first six months of fiscal 2008.

Net income for the second quarter of fiscal 2009 was $180.6 million or $2.11 per share on a fully diluted basis, up from $164.6 million or $1.99 per share on a fully diluted basis for the first quarter of fiscal 2009 and up from $69.7 million or $0.85 per share on a fully diluted basis for the second quarter of fiscal 2008.

First Solar will discuss these results and outlook for fiscal 2009 in a conference call scheduled for today at 1:30 p.m. MST (4:30 p.m. EDT). Investors may access a live audio webcast of this conference call in the Investors section of the Company’s web site at www.firstsolar.com. An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Tuesday, August 4, 2009 at 11:59 p.m. EDT and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering access code 6443641. A replay of the webcast will be available on the Investor section on the Company’s Web site approximately two hours after the conclusion of the call and will remain available for 90 calendar days. If you are a subscriber of FactSet and Thomson One, you can obtain a written transcript within 2 hours.

About First Solar, Inc.

First Solar, Inc. (Nasdaq: FSLR) is changing the way the world is powered by creating truly sustainable solar energy solutions. First Solar manufactures solar modules with an advanced semiconductor technology and provides comprehensive PV system solutions. By constantly decreasing manufacturing costs, First Solar is creating an affordable and environmentally responsible alternative to fossil-fuel generation. First Solar modules are most effective when demand for traditional forms of energy is at its peak. First Solar set the benchmark for environmentally responsible product life cycle management by introducing the industry's first comprehensive, pre-funded collection and recycling program for solar modules. From raw material sourcing through end-of-life collection and recycling, First Solar is focused on creating cost-effective renewable energy solutions that protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com, or www.firstsolar.com/media to download photos.

For First Solar Investors:

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company's business involving the company's products, their development and distribution, economic and competitive factors and the company's key strategic relationships and other risks detailed in the company's filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

FIRST SOLAR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
 (Unaudited)

	Three Months Ended		Six Months Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008
Net sales	$525,876	$267,041	$944,084	$463,956
Cost of sales	227,780	122,341	410,704	214,932
Gross profit	298,096	144,700	533,380	249,024
Operating expenses:
Research and development	18,605	7,725	30,309	12,485
Selling, general and administrative	72,926	43,626	122,241	72,297
Production start-up	2,524	4,622	8,733	17,383
Total operating expenses	94,055	55,973	161,283	102,165
Operating income	204,041	88,727	372,097	146,859
Foreign currency gain	239	647	2,073	1,421
Interest income	1,948	4,923	4,051	11,608
Interest expense, net	(3,827)	—	(4,762)	(4)
Other expense, net	(1,103)	(441)	(2,429)	(819)
Income before income taxes	201,298	93,856	371,030	159,065
Income tax expense	20,719	24,185	25,856	42,775
Net income	$180,579	$69,671	$345,174	$116,290
Net income per share:
Basic	$2.16	$0.87	$4.17	$1.46
Diluted	$2.11	$0.85	$4.10	$1.42
Weighted-average number of shares used in per share calculations:
Basic	83,723	79,877	82,704	79,468
Diluted	85,668	82,004	84,140	81,806

FIRST SOLAR, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
 (Unaudited)

	June 27, 2009	December 27, 2008
ASSETS
Current assets:
Cash and cash equivalents	$429,160	$716,218
Marketable securities — current	160,714	76,042
Restricted cash and investments — current	48,970	—
Accounts receivable, net	351,266	61,703
Inventories — current	162,501	121,554
Economic development funding receivable	—	668
Deferred tax asset, net — current	14,880	9,922
Prepaid expenses and other current assets	76,996	91,294
Total current assets	1,244,487	1,077,401
Property, plant and equipment, net	911,869	842,622
Project assets — noncurrent	113,680	—
Deferred tax asset, net — noncurrent	102,673	61,325
Marketable securities — noncurrent	138,239	29,559
Restricted cash and investments — noncurrent	33,695	30,059
Investment in related party	25,000	25,000
Goodwill	294,962	33,829
Inventories — noncurrent	6,273	—
Other assets — noncurrent	39,301	14,707
Total assets	$2,910,179	$2,114,502
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$55,631	$46,251
Income tax payable	57,336	99,938
Accrued expenses	106,335	140,899
Current portion of long-term debt	76,639	34,951
Other liabilities — current	70,187	59,738
Total current liabilities	366,128	381,777
Accrued collection and recycling liabilities	60,880	35,238
Long-term debt	156,935	163,519
Other liabilities — noncurrent	41,345	20,926
Total liabilities	625,288	601,460
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 84,633,454 and 81,596,810 shares issued and outstanding at June 27, 2009 and December 27, 2008, respectively	85	82
Additional paid-in capital	1,576,132	1,176,156
Contingent consideration	47,394	—
Accumulated earnings	706,399	361,225
Accumulated other comprehensive loss	(45,119)	(24,421)
Total stockholders’ equity	2,284,891	1,513,042
Total liabilities and stockholders’ equity	$2,910,179	$2,114,502